EXHIBIT 99.1

Intersections Inc. Reports Second Quarter 2004 Financial Results

CHANTILLY, Va. – July 26, 2004 – Intersections Inc. (Nasdaq: INTX) today announced financial results for the quarter and six months ending June 30, 2004. For the second quarter, revenue increased to $40.2 million, reflecting revenue growth of 7.3 percent over the second quarter of 2003. Earnings per share (“EPS”) for the second quarter was $0.17.

“We are pleased with our year to date growth in subscribers and net income,” said Michael R. Stanfield, Intersections Inc. Chairman and Chief Executive Officer.

Second Quarter 2004 Financial Highlights:

•	Subscription revenue, which excludes one-time transactional sales, increased 25.2 percent to $39.6 million for the quarter ending June 30, 2004, from $31.6 million for the comparable period in 2003. Total subscribers increased to approximately 2.6 million as of June 30, 2004, from approximately 1.9 million as of June 30, 2003. Subscription revenue is a non GAAP financial measure that we believe is important to investors, and one that we utilize in managing our business as it demonstrates our revenue stream from the servicing of our recurring customer base as opposed to revenue on a GAAP basis, which includes transactional sales. Revenue from transactional sales is generally less predictable.

•	Revenue generated from indirect marketing arrangements represented 39.9 percent of total subscription revenue for the quarter ending June 30, 2004, compared to 30.3 percent for the comparable period of 2003. Subscribers from indirect marketing arrangements represented 56.2 percent of total subscribers as of June 30, 2004, compared to 46.5 percent of total subscribers as of June 30, 2003.

•	Operating income was $4.7 million for the quarter ending June 30, 2004, compared to $3.9 million for the first quarter of 2004 and $4.5 million for the second quarter of 2003, a 20.8 percent increase and 6.2 percent increase, respectively.

•	Net income for the quarter ending June 30, 2004 was $2.9 million, or $0.17 per diluted share, versus net income of $4.1 million, or $0.29 per diluted share, for the quarter ending June 30, 2003. Net income for the fiscal 2004 second quarter included a $1.8 million tax provision based on an effective rate of 38.9 percent, while the prior year included minimal provisions for tax due to the availability of net operating loss carryforwards against which the Company had carried a full valuation allowance.

•	During the quarter ending June 30, 2004, cash provided by operations was $5.5 million.

Six Month Results:

•	Total revenue increased 7.8 percent to $78.4 million for the six months ending June 30, 2004, from $72.7 million for the six months ending June 30, 2003. Subscription revenue increased 26.2 percent to $76.9 million for the six months ending June 30, 2004, from $60.9 million for the six months ending June 30, 2003.

•	Operating income increased 7.4 percent to $8.7 million for the six months ending June 30, 2004, from $8.1 million for the six months ending June 30, 2003.

•	Net income was $5.1 million, or $.33 per diluted share, for the six months ending June 30, 2004, compared to $7.4 million, or $.53 per diluted share, for the six months ending June 30, 2003. Net income for the six months ending June 30, 2004 included a $3.2 million tax provision based on an effective rate of 38.9 percent, while the prior year included a minimal provision of $168,000 for tax due to the availability of net operating loss carryforwards against which the Company had carried a full valuation allowance.

•	Cash provided by operations for the six months ending June 30, 2004 was $9.9 million.

Intersections Inc.’s second quarter 2004 results will be discussed in more detail on Tuesday, July 27, 2004, at 9:30 a.m. EDT via teleconference. A live audio webcast will be available on Intersections’ Web site at www.intersections.com or at www.fulldisclosure.com. Participants are encouraged to go to their selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from approximately 11:30 a.m. Tuesday, July 27 through Friday, July 30, 2004 at (888) 286-8010 (Passcode: 89844482).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. provides identity theft protection and credit management services on a subscription basis to more than two million subscribers in the United States and Canada. Our services are principally marketed to customers of our clients under our clients’ private label brands and are tailored to meet our clients’ specifications. Our clients include large credit and charge card issuing financial institutions and other financial service providers.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In Thousands, except per share data)
Revenue	$40,211	$37,485	$78,389	$72,727
Operating expenses:
Marketing and commissions	19,140	19,297	37,728	37,919
Subscription servicing	9,814	8,753	19,100	17,275
General and administrative	6,515	4,969	12,894	9,464

Total operating expenses	35,469	33,019	69,722	64,658

Income from operations	4,742	4,466	8,667	8,069
Interest expense	(22)	(248)	(282)	(509)
Other income (expense)	(33)	(13)	(36)	—

Income before income taxes and minority interest	4,687	4,205	8,349	7,560
Income tax expense	(1,823)	(84)	(3,248)	(168)
Minority interest in net loss of subsidiaries	—	17	—	35

Net income	$2,864	$4,138	$5,101	$7,427

Net income per basic share	$.23	$.83	$.59	$1.50

Net income per diluted share	$.17	$.29	$.33	$.53

Weighted average common shares outstanding	12,379,624	4,963,953	8,692,275	4,944,519
Dilutive effect of common stock equivalents	5,364,887	10,004,117	7,926,480	10,043,166

Weighted average common shares outstanding — assuming dilution	17,744,511	14,968,070	16,618,755	14,987,685

INTERSECTIONS INC.
OTHER DATA
(DOLLARS IN THOUSANDS)

	Three Months Ending		Six Months Ending
	June 30,		June 30,
	2004	2003	2004	2003
Depreciation & Amortization	$915	$564	$1,795	$1,076
Subscribers at beginning of period	2,437,005	1,802,873	2,274,605	1,562,537
New subscribers	548,406	476,297	1,148,589	1,120,662
Cancelled subscribers within first 90 days of subscription	145,133	188,119	294,836	375,313
Cancelled subscribers after first 90 days of subscription	258,347	205,108	546,427	421,943

Subscribers at end of period	2,581,931	1,885,943	2,581,931	1,885,943

Total revenue	$40,211	$37,485	$78,389	$72,727
Revenue from transactional sales	(620)	(5,865)	(1,484)	(11,760)
Revenue from lost/stolen credit card registry	(22)	(23)	(46)	(46)

Subscription revenue	$39,569	$31,597	$76,859	$60,921

Marketing and commissions	$19,140	$19,297	$37,728	$37,918
Commissions paid on transactional sales	(264)	(3,298)	(633)	(6,634)
Commissions paid on lost/stolen credit card registry	(2)	(4)	(5)	(7)

Marketing and commissions associated with subscription revenue	$18,874	$15,995	$37,090	$31,277

Contact:

Intersections Inc.

Debra Hoopes
(703) 488-6184
dhoopes@intersections.com

Amy Gergely
(703) 488-6229
agergely@intersections.com